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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-78061) and related Prospectus of Arden Realty, Inc. for the registration of 3,080,273 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 1999 (except for Note 9, as to which the date is March 9, 1999), with respect to the consolidated financial statements and schedule of Arden Realty, Inc. included in its Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                     /s/ Ernst & Young LLP


Los Angeles, California
May 27, 1999